FOR IMMEDIATE RELEASE

Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES REPORTS STRONG 2004
FOURTH QUARTER AND SIGNIFICANT IMPROVEMENT
IN FULL YEAR RESULTS
 Company Returns to EPS Profitability as Projected;
Continued Growth in 2005 Revenues, Operating Profit and Net Income Expected

CHICAGO, Wednesday, February 9, 2005 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today said that net income for the fourth quarter ended December 31, 2004, was $14.5 million, or $0.43 per basic and diluted share, marking a return to profitability for the full year as projected.
Strength in such key businesses as television and online, together with lower interest expense, contributed to the improvement over the 2003 fourth quarter when the company reported a net loss of $6.7 million, or $0.26 per basic and diluted share. The 2004 fourth quarter also included an insurance recovery of $5.6 million, while the 2003 fourth quarter included a related legal settlement of $8.5 million. Excluding those non-operating items from both years, 2004 fourth quarter net income was $8.9 million, or $0.26 per basic and diluted share, compared to 2003 fourth quarter net income of $1.8 million, or $0.05 per basic and diluted share.
Operating income for the 2004 fourth quarter was $13.6 million, up 54% from the $8.9 million recorded in the 2003 fourth quarter due to higher contributions from the television and online businesses combined with lower corporate expense. As expected, both the Licensing and Publishing Groups recorded lower quarter-over-quarter results, due to revenue and operating income generated in the 2003 fourth quarter as a result of the company’s 50th Anniversary. As a consequence, revenues for the 2004 fourth quarter were $89.6 million, a 2% decline from the $91.1 million recorded in the 2003 fourth quarter.
For full-year 2004, PEI reported net income of $10.0 million, or $0.30 per basic and diluted share compared to a 2003 net loss of $7.6 million, or $0.31 per basic and diluted share. Excluding the insurance recovery and legal settlement, respectively, 2004 net income totaled $4.4 million, or $0.12 per basic and diluted share, compared to 2003 net income of $0.9 million or $0.00 per basic and diluted share. Operating income for 2004 was $30.9 million, up 5% from the $29.5 million recorded in 2003, on a 4% revenue increase to $329.4 million in 2004 from $315.8 million in 2003.
Christie Hefner, PEI’s chairman and chief executive officer, said: “Our solid fourth quarter and full-year results demonstrate both the underlying strength and continued potential for profitable growth in Entertainment and Licensing. In the Entertainment Group, we recorded fourth quarter revenue and profit growth in domestic and international television, online subscriptions and wireless, all of which we expect to remain growth drivers for the company. In Licensing, continued international sales growth led to year-over-year gains in operating profits despite the difficult comparison created by the art sale and auction in 2003. Publishing Group profits for the year reflected improved performance in both the domestic and international editions of Playboy magazine.
“The year’s results also benefited from lower interest expense due to the debt restructuring we completed last April,” Hefner said.
“As a result of the solid performance in our key businesses and our improved financial position, we delivered on our 2004 projections and are well positioned for 2005. Results for the year ahead should be driven by continued growth and improving margins in Entertainment and increased profitability in our Licensing business. We expect earnings per share to increase to approximately $0.40 to $0.45 per share in 2005, excluding stock-based compensation expense, on an expected 6% increase in revenues to approximately $350 million,” Hefner said.

Entertainment
The Entertainment Group posted fourth quarter segment income of $14.6 million, a 69% increase over the 2003 fourth quarter, on a 9% increase in revenues to $53.2 million. Prior period results have been restated to include the operations formerly reported in the Online Group.
Fourth quarter 2004 results benefited from increased U.S. cable VOD and satellite revenues, higher international TV revenues, growth in online subscriptions and lower programming amortization expense compared to the 2003 fourth quarter. In addition, the company recorded additional royalty payments related to its international wireless deals, reflecting strong consumer demand for Playboy content. The Group also benefited in the 2004 quarter from the reversal of a $1.1 million accrual recorded in 2001 and 2002 related to a now-terminated service agreement.

Publishing
Fourth quarter 2004 segment income for the Publishing Group was $1.0 million, down from $2.3 million in the 2003 quarter due to the comparison with the 50th Anniversary edition, as expected. The Group’s revenues declined 14% to $31.5 million from $36.8 million in the same periods, reflecting the impact of the same 50th Anniversary comparison, as Playboy newsstand and advertising revenues were off 22% and 30%, respectively. These declines were partially offset by lower editorial and promotion expenses and higher profit contribution from the company’s licensed international editions.
The company said it continues to attract new advertisers to the magazine and sees positive response to the revamped editorial product, although it expects to report lower advertising revenues in the 2005 first quarter versus last year. As a result of this soft start to the year in advertising as well as the previously disclosed double-digit increases in paper and subscription amortization expense, the company said that it expects the Publishing Group’s profitability to be significantly lower in 2005 after three years of growth.

Licensing
The Licensing Group reported segment income of $2.9 million in the 2004 fourth quarter, down from $3.7 million in the prior year quarter on a 15% decline in sales to $4.9 million as a result of the comparison to the 2003 fourth quarter 50th Anniversary auction of art, manuscripts and memorabilia, which generated $1.8 million of income.

Other Fourth quarter Corporate Administration and Promotion expense declined 22% to $4.2 million in 2004 from $5.5 million in 2003, primarily due to lower compensation expense.
The company recorded a fourth quarter restructuring charge of $0.7 million for the consolidation of the Entertainment and Online Groups and an unfavorable adjustment to the 2002 restructuring plan related to real estate lease assumptions.
The company also reported in the 2004 fourth quarter a $5.6 million insurance recovery related to litigation. In the prior year quarter, PEI recorded an $8.5 million charge to settle a related lawsuit.
In the 2003 fourth quarter, the company’s earnings per share calculation was affected by the accounting for a preferred dividend of $0.3 million. The preferred stock was eliminated during the company’s debt restructuring in the 2004 second quarter.

Additional information regarding fourth quarter 2004 earnings will be available on the earnings release conference call, which is being held today, February 9, 10:30 a.m. EDT/9:30 a.m. CDT, 1-800-540-0559 (for domestic callers) or +1-785-832-1508 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

* * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulation, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, including video, and online materials,
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)	Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)	Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of additional common or convertible preferred stock in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men's magazine, Internet and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)	Our television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(13)	Risks associated with losing access to transponders and competition for transponders and channel space;
(14)	The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(18)	Increases in paper or printing costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system; and
(20)	Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In millions, except per share amounts)

	Quarters Ended December 31,

	2004	2003

Net Revenues
Entertainment:
Domestic TV Networks	$25.5	$24.1
International	13.1	11.0
Online subscriptions	6.1	5.2
E-Commerce	6.7	6.2
Other	1.8	2.1

Total Entertainment	53.2	48.6

Publishing:
Playboy magazine
Subscription	12.5	12.5
Newsstand	4.5	5.7
Advertising	9.7	13.7

Total Playboy magazine	26.7	31.9

Other Domestic publishing	3.0	3.3
International publishing	1.8	1.6

Total Publishing	31.5	36.8

Licensing:
International licensing	3.2	2.3
Domestic licensing	0.8	0.9
Entertainment licensing	0.5	0.4
Marketing events	0.3	0.2
Other	0.1	1.9

Total Licensing	4.9	5.7

Total net revenues	$89.6	$91.1

Results of Operations
Entertainment	$14.6	$8.7
Publishing	1.0	2.3
Licensing	2.9	3.7
Corporate Administration & Promotion	(4.2)	(5.5)

Segment income	14.3	9.2

Restructuring expenses	(0.7)	(0.3)

Operating income	13.6	8.9

Investment income	0.3	0.1
Interest expense	(3.0)	(4.3)
Amortization of deferred financing fees	(0.3)	(0.4)
Minority interest	(0.3)	(0.4)
Equity in operations of investments	(0.1)	-
Litigation settlement	5.6	(8.5)
Other, net	(0.1)	(0.6)

Income before income taxes	15.7	(5.2)
Income tax expense	(1.2)	(1.5)

Net income (loss)	14.5	(6.7)
Dividend requirements of preferred stock	-	(0.3)

Net income (loss) applicable to common shareholders	$14.5	$(7.0)

Basic weighted average number
of common shares outstanding	33,378	27,442

Diluted weighted average number
of common shares outstanding	33,546	27,442

Basic and diluted earnings per common share	$0.43	$(0.26)

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In millions, except per share amounts)

	Twelve Months Ended December 31,

	2004	2003

Net Revenues
Entertainment:
Domestic TV Networks	$96.9	$95.3
International	45.3	37.9
Online subscriptions	21.5	18.2
E-Commerce	18.7	16.8
Other	6.8	7.5

Total Entertainment	189.2	175.7

Publishing:
Playboy magazine
Subscription	51.1	50.1
Newsstand	14.1	15.8
Advertising	36.3	36.1

Total Playboy magazine	101.5	102.0

Other Domestic publishing	11.9	13.0
International publishing	6.4	5.7

Total Publishing	119.8	120.7

Licensing:
International licensing	12.1	8.0
Domestic licensing	3.0	3.2
Entertainment licensing	2.0	1.4
Marketing events	3.0	2.9
Other	0.3	3.9

Total Licensing	20.4	19.4

Total net revenues	$329.4	$315.8

Results of Operations
Entertainment	$33.1	$30.9
Publishing	6.2	5.2
Licensing	10.5	10.3
Corporate Administration & Promotion	(18.2)	(16.6)

Segment income	31.6	29.8

Restructuring expenses	(0.7)	(0.3)

Operating income	30.9	29.5

Investment income	0.6	0.4
Interest expense	(13.7)	(16.3)
Amortization of deferred financing fees	(1.3)	(1.4)
Minority interest	(1.4)	(1.7)
Equity in operations of investments	(0.1)	(0.1)
Litigation settlement	5.6	(8.5)
Debt extinguishment expenses	(5.9)	(3.3)
Other, net	(0.9)	(1.2)

Income before (loss) income taxes	13.8	(2.6)
Income tax expense	(3.8)	(5.0)

Net income (loss)	10.0	(7.6)
Dividend requirements of preferred stock	(0.4)	(0.9)

Net income (loss) applicable to common shareholders	$9.6	(8.5)

Basic weighted average number
of common shares outstanding	31,581	27,023

Diluted weighted average number
of common shares outstanding	32,510	27,023

Basic and diluted earnings per common share	$0.30	$(0.31)

PLAYBOY ENTERPRISES, INC.

Reconciliation of Non-GAAP Financial Information (in millions of dollars)

4th Quarter Ended December 31,	Twelve Months Ended December 31,
EBITDA and Adjusted EBITDA	2004	2003(1)	% Better / (Worse)	2004	2003(1)	% Better / (Worse)

Reconciliation to GAAP Financial Measure:
Net Income (Loss)	$14.5	$(6.7)	---	$ 10.0	$(7.6)	-	--
Adjusted for:
Income Tax Expense	1.2	1.5	20.0	3.8	5.0	24.0
Interest Expense	3.0	4.3	30.2	13.7	16.3	16.0
Amortization of Deferred Financing Fees	0.3	0.4	25.0	1.3	1.4	7.1
Equity in Operations of Investments	0.1	--	---	0.1	0	1	---
Depreciation and Amortization	11.0	13.1	16.0	47.8	49.6	3.6

EBITDA (2)	30.1	12.6	138.9	76.7	64.8	18.4
Adjusted for:
Cash Investments in Entertainment Programming	(7.3)	(10.2)	28.4	(41.5)	(44.7)	7.2

Adjusted EBITDA (3)	$22.8	$2.4	850.0	$ 35.2	$20.1	75.1

4th Quarter Ended December 31,	Twelve Months Ended December 31,
OIBDA	2004	2003(1)	% Better / (Worse)	2004	2003(1)	% Better / (Worse)

Reconciliation to GAAP Financial Measure:
Operating income	$13.6	8.9	52.8	30.9	29.5	4.7
Adjusted for:
Depreciation of property and equipment	0.8	0.7	(14.3)	3.2	3.7	13.5
Amortization of intangible assets	0.5	1.1	54.5	2.2	5.3	58.5

OIBIDA (4)	14.9	10.7	39.3	36.3	38.5	(5.7)
Adjusted for:
Depreciation of property and equipment	(0.8)	(0.7)	(14.3)	(3.2)	(3.7)	13.5
Amortization of intangible assets	(0.5)	(1.1)	54.5	(2.2)	(5.3)	58.5

Operating income (expense)	13.6	8.9	52.8	30.9	29.5	4.7
Investment income	0.3	0.1	200.0	0.6	0.4	50.0
Interest expense	(3.0)	(4.3)	30.2	(13.7)	(16.3)	(16.0)
Amortization of deferred financing fees	(0.3)	(0.4)	25.0	(1.3)	(1.4)	(7.1)
Minority interest	(0.3)	(0.4)	25.0	(1.4)	(1.7)	17.6
Equity in operations of investments	(0.1)	---	---	(0.1)	(0.1)	--
Debt extinguishment expenses	–	–	---	(5.9)	(3.3)	(78.8)
Litigation settlement	5.6	(8.5)	---	5.6	8.5	---
Other, net	(0.1)	(0.6)	83.3	(0.9)	(1.2)	25.0

Income (loss) before income taxes	15.7	(5.2)	83.3	(0.9)	(1.2)	25.0
Income tax expense	(1.2)	(1.5)	(20.0)	(3.8)	(5.0)	24.0

Net Income (loss)	$14.5	$(6.7)	---	$ 10.0	$(7.6)	---

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Summary of Financial and Operating Data (in millions of dollars)

	4th Quarter Ended December 31,			Twelve Months Ended December 31,
Financial and Operating Data	2004	2003(1)	% Inc / (Dec)	2004	2003(1)	% Inc / (Dec)

Entertainment

Cash Investments in Programming	$7.3	$10.2	(28.4)	$41.5	$44.7	(7.2)

Programming Amortization	$9.7	$11.4	(14.9)	$41.7	$40.6	2.7

Online Content Expense	$0.5	$0.6	16.7	$2.3	$2.4	(4.2)

International TV Households at End of Period (in millions)	40.5	37.0	9.5	40.5	37.0	9.5

Domestic TV Household Units at End of Period (in millions):

Playboy TV:
Satellite	24.4	21.6	13.0	24.4	21.6	13.0
Cable	21.8	21.4	1.9	21.8	21.4	1.9

Movie Networks:
Satellite	48.2	42.2	14.2	48.2	42.2	14.2
Cable	46.0	49.7	(7.4)	46.0	49.7	(7.4)

On-Demand Housholds:
VOD	5.0	1.6	212.5	5.0	1.6	212.5
SVOD	1.5	0.8	87.5	1.5	0.8	87.5

Publishing
Magazine Advertising Pages	152.7	207.3	(26.3)	573.0	555.3	3.2

At December 31
Cash and Cash Equivalents	$46.7	$31.3	49.2	$46.7	$31.3	49.2
Long-Term Financing Obligations	$80.0	$115.0	(30.4)	$80.0	$115.0	(30.4)
Shareholders' Equity	$168.5	$106.6	58.1	$168.5	$106.6	58.1

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

(1)	Certain reclassifications have been made to conform to the current presentation.

(2)	In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

(3)	In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

(4)	We calculate OIBDA because we consider the measure an important indicator of our operational strength and the performance of our businesses. OIBDA is one of the measures we use to evaluate our operating performance, to value prospective acquisitions and for planning and forecasting. In addition, we may use OIBDA as a component for future compensation purposes. Disclosure of OIBDA, together with other financial measures that we disclose, allows investors to evaluate our performance in a manner similar to the method we use and helps improve their ability to understand our operating performance. In addition, we believe this measure is among the measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in the industry. Investors should recognize OIBDA might not be comparable to similarly titled measures of other companies. In addition, OIBDA does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. OIBDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

(5)	Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.